EXHIBIT 99.1

Press Release

Capital City Bank Group, Inc. Announces New Share Repurchase Program and Adoption of 10b5-1 Trading Plan

TALLAHASSEE, Fla. - March 22, 2007 - Capital City Bank Group, Inc. (NASDAQ:CCBG) announced today that its Board of Directors authorized an increase of one million shares of common stock in its previously authorized share repurchase program. This program, together with previously available amounts, provides a total authorization of 2,171,875 shares to be repurchased. Since 2000, the Company has repurchased approximately 1,165,938 shares.

The shares will be purchased from time to time in open market transactions or solicited or unsolicited privately negotiated transactions at the Company’s discretion, subject to factors such as stock price, general economic and market conditions and the Company's available cash.

The Company also announced today that it has adopted a stock trading plan in accordance with guidelines specified under Rule 10b5-1 of the Securities and Exchange Act of 1934. Rule 10b5-1 allows public companies to adopt written, pre-arranged stock trading plans when they do not have material, non-public information in their possession. The adoption of this stock trading plan will allow the Company to repurchase its shares during periods when it otherwise might be prevented from doing so under insider trading laws or because of self-imposed trading blackout periods.

William G. Smith, Jr., Chairman, President and Chief Executive Officer, stated "increasing the repurchase authorization, and adopting the stock trading plan will enable us to continue to manage our capital and to respond to changing market and business conditions, as appropriate.”

The share repurchase program does not obligate the Company to acquire any particular amount of shares and the share repurchase program may be suspended or discontinued at any time at the Company’s discretion. Shares of stock repurchased under the program will be cancelled.

About Capital City Bank Group, Inc.

Capital City Bank Group, Inc. (Nasdaq: CCBG) is one of the largest financial services companies headquartered in Florida and has $2.6 billion in assets. The Company provides a full range of banking services, including traditional deposit and credit services, asset management, trust, mortgage banking, merchant services, bankcards, data processing and securities brokerage services. The Company's bank subsidiary, Capital City Bank, was founded in 1895 and now has 69 banking offices, four mortgage lending offices, and 78 ATMs in Florida, Georgia and Alabama. In 2006, Mergent, Inc., a leading provider of information on publicly traded companies, named the Company as a Dividend Achiever, a list of public companies that have increased their regular cash dividends for at least 10 consecutive years. Of all publicly traded U.S. companies that pay dividends, less than three percent made this list. Capital City Bank Group was also named to this list in 2005. For more information about Capital City Bank Group, Inc., visit http://www.ccbg.com.

Safe Harbor Statement under the Private Securities Litigation Reform
Act of 1995: Forward-looking statements in this press release are based on current plans and expectations that are subject to uncertainties and risks, which could cause our future results to differ materially. The following factors, among others, could cause our actual results to differ: our ability to integrate acquisitions; the strength of the U.S. economy and the local economies where we conduct operations; harsh weather conditions; fluctuations in inflation, interest rates, or monetary policies; changes in the stock market and other capital and real estate markets; legislative or regulatory changes; customer acceptance of third-party products and services; increased competition and its effect on pricing; technological changes; changes in consumer spending and savings habits; our growth and profitability; changes in accounting; and our ability to manage the risks involved in the foregoing. Additional factors can be found in our Annual Report on Form 10-K for the fiscal year ended December 31, 2005, and our other filings with the SEC, which are available at the SEC’s internet site (http://www.sec.gov). Forward-looking statements in this press release speak only as of the date of the press release, and we assume no obligation to update forward-looking statements or the reasons why actual results could differ.

Contact:
J. Kimbrough Davis,
Executive Vice President and Chief Financial Officer
Office: (850) 671-0610